================================================================================

                                                      Registration No. 333-
      As filed with the Securities and Exchange Commission on July 20, 2001
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                            AMERADA HESS CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                   13-4921002
                      (I.R.S. Employer Identification No.)

                           1185 Avenue of the Americas
                            New York, New York 10036
                                 (212) 997-8500
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                              J. Barclay Collins II
                            Amerada Hess Corporation
                           1185 Avenue of the Americas
                            New York, New York 10036
                                 (212) 997-8500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
          Kevin Keogh, Esq.                     Charles S. Whitman, III, Esq.
          White & Case LLP                         Davis Polk & Wardwell
     1155 Avenue of the Americas                   450 Lexington Avenue
       New York, New York 10036                  New York, New York 10017
           (212) 819-8200                             (212) 450-4000


     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
 ==============================================================================================================================
                                                                    Proposed maximum       Proposed maximum
          Title of each class of               Amount to be          offering price       aggregate offering      Amount of
       Securities to be registered             registered (1)         per unit (1)             price (1)        registration
                                                                                                                   fee(2)
 ------------------------------------------------------------------------------------------------------------------------------
 Debt Securities........................      $3,000,000,000              100%              $3,000,000,000        $625,000

 ==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").
(2) Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement also relates to $500,000,000 maximum aggregate offering price of debt securities previously registered under the registrant's Registration Statement on Form S-3 (Registration No. 333-79317). This Registration Statement constitutes Post-Effective Amendment No. 1 to the registrant's Registration Statement on Form S-3 (Registration No. 333-79317). The registration fee with respect to $500,000,000 of debt securities was paid in connection with such registration statement.

     Pursuant to Rule 457(p) under the Securities Act, the registration fee is to be offset by the $265,532 registration fee paid in connection with the registrant's Registration Statement on Form S-4 (Registration No. 333-50358) filed on November 21, 2000 and subsequently withdrawn. Accordingly, a filing fee of $359,468 accompanies this filing.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be amended. We cannot sell these debt securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these debt securities and is not soliciting an offer to buy these debt securities in any state where the offer or sale is not permitted.


                    Subject to Completion dated July 20, 2001


PROSPECTUS

                            Amerada Hess Corporation

                                 $3,000,000,000

                                 Debt Securities



We will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is             , 2001.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities:

     o    Annual Report on Form 10-K for the year ended December 31, 2000;

     o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     o    Current Reports on Form 8-K and Form 8-K/A dated July 10, 2001; and

     o    Proxy Statement dated March 28, 2001.

     You may request a copy of these documents at no cost by writing or telephoning us at our principal executive offices at the following address and phone number:

                  Amerada Hess Corporation
                  1185 Avenue of the Americas
                  New York, NY 10036

                  Attention:  Corporate Secretary
                                (212) 997-8500

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

     We have filed exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

                            AMERADA HESS CORPORATION

     We are a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum products. Exploration and production activities take place primarily in the United States, the United Kingdom, Norway, Denmark, Brazil, Algeria, Gabon, Indonesia, Azerbaijan, Thailand and Malaysia.

     Our refined petroleum products are manufactured at the HOVENSA refinery in St. Croix, United States Virgin Islands, which is owned jointly with Petroleos de Venezuela S.A. The refinery is one of the largest in the world with a capacity of 500,000 barrels per day. We market refined petroleum products on the East Coast of the United States through our terminal network and HESS brand retail outlets.

     We are a Delaware corporation. Our principal executive offices are located at 1185 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 997-8500.

                                 USE OF PROCEEDS

     We will use the net proceeds from the sale of the debt securities for general corporate purposes including the repayment and refinancing of debt, acquisitions (including the acquisition of Triton Energy Limited for approximately $2.8 billion that we announced on July 10, 2001), additions to working capital and capital expenditures. The amount and timing of the sales of debt securities will depend on market conditions and the availability of other funds to us.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest expense. Our ratio of earnings to fixed charges for each of the periods ended is as follows:

 Three Months ended
     March 31,                        Year ended December 31,
                 ---------------------------------------------------------------
        2001          2000        1999       1998        1997        1996
        ----          ----        ----       ----        ----        ----
        12.5           8.8        4.5         (a)        1.6          5.9
---------------

(a) Losses, including special items, and fixed charges resulted in a less than one-to-one earnings ratio. In 1998, the deficiency was $480 million. Losses reflected special items of $285 million including asset and operating lease impairments of $237 million.

     To calculate the ratio of earnings to fixed charges, we calculate earnings by adding fixed charges other than capitalized interest to income before income taxes. By fixed charges we mean total interest, including capitalized interest, and a portion of long-term rent expense that we believe represents the interest factor of our rent expense. Earnings and fixed charges exclude our share of earnings and fixed charges of our refinery joint venture in the United States Virgin Islands.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture between us and The Chase Manhattan Bank, as trustee. The indenture has been qualified under the Trust Indenture Act of 1939. The indenture is governed by New York law.

     This prospectus briefly outlines the main indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

General

     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     o    the title of the debt securities;

     o    the total principal amount of the debt securities;

     o the percentage of the principal amount at which the debt securities will be issued;

     o the date or dates on which principal will be payable and whether the debt securities will be payable on demand on any date;

     o the interest rate or rates and the method for calculating the interest rate;

     o    the interest payment dates;

     o    the maturity dates;

     o    optional or mandatory redemption terms;

     o    any mandatory or sinking fund provisions;

     o    authorized denominations;

     o    the currency in which the debt securities will be denominated;

     o whether the principal and any premium or interest is payable in a different currency than the currency in which the debt securities are denominated, including a currency other than U.S. dollars;

     o the manner in which any payments of principal and any premium or interest will be calculated, if the payment will be based on an index or formula;

     o whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders or in uncertificated form;

     o whether the debt securities will be issued as registered securities or as bearer securities;

     o    information describing any book-entry features;

     o whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

     o provisions, other than those already in the indenture, that allow for the discharge of our obligations under the indenture; and

     o    any other terms.

     We may issue debt securities of any series as registered securities or bearer securities or both. In addition, we may issue uncertificated securities. Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in temporary or permanent global form, to any United States person. By "United States person" we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

Payment and Transfer

     We will normally issue the debt securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

     Alternatively, we may issue the debt securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form in the prospectus supplement as "certificated."

     If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. By "original issue discount debt securities," we mean securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

     The following discussion pertains to debt securities that are issued in book-entry only form.

     One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us with the following information. DTC is:

     o    a limited-purpose trust company organized under the New York Banking
          Law;

     o    a "banking organization" within the meaning of the New York Banking
          Law;

     o    a member of the United States Federal Reserve System;

     o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     o a "clearing agency" registered under Section 17a of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by The New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name". However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Debt securities represented by a global security would be exchangeable for debt securities represented by certificates with the same terms in authorized denominations only if:

     o DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law; or

     o    we instruct the trustee that the global security is now exchangeable;
          or

     o    an event of default has occurred and is continuing.

Covenants

     We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply (unless the covenants are waived or amended) so long as any of the debt securities are outstanding unless the prospectus supplement states otherwise. We have provided a glossary at the end of this prospectus to define capitalized terms used in the covenants. The prospectus supplement may contain different covenants. In the covenants, all references to us, we, our and ours mean Amerada Hess Corporation only and not any of our subsidiaries.

     Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure these debt securities to the same extent as the Secured Indebtedness. However, we may incur Secured Indebtedness without securing these debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the Attributable Debt payable under leases entered into in connection with sale and leaseback transactions subject to the amount limitation described below would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness that is secured to the same extent as these debt securities and Secured Indebtedness that is being repaid concurrently.

     Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any lease longer than three years covering any Principal Property of ours or of any of our Restricted Subsidiaries that is sold to any other person in connection with the lease, unless immediately after consummation of the sale and leaseback transaction either:

     o the sum of the Attributable Debt and the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as these debt securities or that is being repaid concurrently, does not exceed 15% of Consolidated Net Tangible Assets; or

     o an amount equal to the net proceeds received in connection with such sale is used within 180 days to retire or redeem indebtedness of ours or our Restricted Subsidiaries, the proceeds are at least equal to the fair market value of the property sold and the trustee is informed of the transaction.

Consolidation, Merger or Sale

     We have agreed not to consolidate with or merge into any other person or convey or transfer substantially all of our properties and assets to any person, unless:

     o    the successor is a U.S. corporation; and

     o the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

Modification of the Indenture

     Under the indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series voting as a single class affected by the modification consent. However, no modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default

     When we use the term "Event of Default" in the indenture, here are some examples of what we mean.

     Unless otherwise specified in a prospectus supplement, an Event of Default with respect to a series of debt securities occurs if:

     o we fail to pay the principal of, or any premium on, any debt security when due;

     o    we fail to pay interest when due on any debt security for 30 days;

     o we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of the series;

     o we default under any other loans or similar indebtedness in an amount in excess of $50,000,000 and that default results in the acceleration of the loan and the situation continues for a period of 20 days after we receive written notice from the trustee or from holders of 25% of the principal amount of the outstanding securities of such series; or

     o we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of Amerada Hess Corporation for the benefit of our creditors.

     A supplemental indenture may include, or pursuant to a resolution from our board of directors there may be added, additional Events of Default or changes to the Events of Default described above with respect to a particular series of debt securities. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

     The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers withholding of notice to be in the best interests of the holders. No notice of a covenant default may be given until 30 days after the default occurs. By default we mean any event which is an Event of Default described above or would become an Event of Default with the giving of notice or the passage of time.

     If a payment Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

     o the entire principal of the debt securities of the series or, if the debt securities are original issue discount securities, the portion of the principal described in the applicable prospectus supplement; and

     o    all the accrued interest.

     If the default results from a failure to perform a covenant or the acceleration of other indebtedness, the trustee or the holders of 25% in aggregate principal amount of all debt securities may require the immediate payment of principal and interest. If the default is in connection with an event of bankruptcy or similar event, the principal and interest will become immediately due and payable.

     The holders of a majority of the principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any indenture provision. However, rescission is not permitted if there is a default in payment of principal of, or premium or interest on, any of the debt securities of the series apart from the acceleration itself.

     Other than its duties during a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnity, the holders of 25% of the principal amount of any series of debt securities may, subject to limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred on the trustee, for any series of debt securities.

Defeasance

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. Unless otherwise indicated in an applicable prospectus supplement, if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then we will either be discharged from any and all obligations in respect of any series of debt securities or we will no longer be under any obligation to comply with restrictive covenants under the indenture and certain Events of Default will no longer apply to us.

     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited funds or obligations for payment.

     We must deliver to the trustee a ruling by the United States Internal Revenue Service or an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Concerning the Trustee

     The trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

                              PLAN OF DISTRIBUTION

     We may sell the offered debt securities through underwriters or dealers, through agents or directly to one or more purchasers.

Sale Through Underwriters

     If we use underwriters in the sale, they will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased. The underwriters from time to time may change any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

     We may sell offered debt securities through agents we designate. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

     We also may sell offered debt securities directly. In this case, no underwriters or agents would be involved.

General Information

     Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act of 1933. Any discount or commissions they receive from us and any profit they receive on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may agree with the underwriters, dealers and agents to indemnify them against civil liabilities, including liabilities under the Securities Act. We may also agree to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     White & Case LLP, New York, New York, will issue an opinion about the legality of the offered debt securities for us. Davis Polk & Wardwell, New York, New York, will issue such an opinion on behalf of any agent, underwriter or dealer.

                                     EXPERTS

     The consolidated balance sheet of Amerada Hess Corporation as of December 31, 2000 and 1999 and the statements of consolidated income, retained earnings, cash flows, changes in preferred stock, common stock and capital in excess of par value and comprehensive income for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus, have been incorporated into this prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

     We have used the following definitions in describing the restrictive covenants that we have agreed to in the indenture. You can also find the precise legal definitions of these terms in Section 1.01 of the indenture.

     "Attributable Debt" means, when used in connection with a sale and lease-back transaction referred to in the indenture, on the date upon which the amount is to be determined, the product of

     o the net proceeds from the sale and lease-back transaction multiplied by

     o a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in that sale and lease-back transaction remaining on that date and the denominator of which is the number of full years on the term of that lease measured from the first day of the term.

     "Consolidated Net Tangible Assets" means our total assets and those of our consolidated subsidiaries, less current liabilities and intangible assets.

     "Principal Property" means any oil or gas producing property, onshore or offshore, or any refining or manufacturing plant owned or leased under a capital lease by us or any of our Restricted Subsidiaries, but does not include any property that has been determined by a resolution of our board of directors not to be of material importance to the business conducted by us and our subsidiaries taken as a whole.

     "Restricted Subsidiary" means any Subsidiary that owns or leases, under a capital lease, any Principal Property.

     "Secured Indebtedness" means indebtedness of ours or any Restricted Subsidiary for borrowed money secured by any lien on (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or the stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness:

     o secured by liens (or arising from conditional sale or other title retention agreements) existing on the date of the indenture;

     o    owing to us or any other Restricted Subsidiary;

     o secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition thereof;

     o in connection with industrial development bond, pollution control revenue bond or similar financings;

     o    secured by purchase money security interests;

     o secured by liens existing at the time a corporation becomes a Restricted Subsidiary;

     o statutory liens, liens made in connection with bids and other standard exempted liens;

     o liens on oil and/or gas properties or other mineral interests arising as a security in connection with conducting certain business;

     o royalties and other payments to be paid out of production from oil and/or gas properties or other mineral interests from the proceeds from their sale; and

     o constituting any replacement, extension or renewal of any such indebtedness to the extent such indebtedness is not increased.

     "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding voting equity is owned, directly or indirectly, by such person and one or more other subsidiaries of such person.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee.......     $359,468
Printing and engraving expenses...........................       50,000
Trustee fees..............................................       10,000
Legal fees and expenses...................................      100,000
Accounting fees and expenses..............................       25,000
Other expenses............................................       55,532
                                                          -------------

         Total expenses...................................     $600,000
                                                               ========

Item 15.  Indemnification of Directors and Officers.

     Amerada Hess Corporation is a Delaware corporation subject to the applicable provisions of the Delaware General Corporation Law (the "DGCL") related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers.

     The DGCL permits a corporation's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that the relevant provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (d) for any transaction from which the director derived an improper personal benefit.

     The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful.

     In any threatened, pending or completed action or suit by or in the right of a corporation, the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any such action or suit by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought determines on application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

     The DGCL requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the previous two paragraphs or in defense of any claim, issue or matter therein against expenses actually and reasonably incurred in connection therewith. Corporations may pay expenses incurred by an officer or director in defending any proceeding in advance of the final disposition of the matter on receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that the person is not entitled to indemnity. The indemnification provided for by the DGCL is not exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Amerada Hess Corporation's Restated Certificate of Incorporation and by-laws provide in effect for the indemnification by Amerada Hess Corporation of each director and officer of Amerada Hess Corporation to the fullest extent permitted by applicable law. The Underwriting Agreement in connection with the offering of debt securities provides for the underwriters to indemnify Amerada Hess Corporation and certain other persons including the directors against certain liabilities.

Item 16.  Exhibits

Exhibit No.                                 Exhibit
-----------                                 -------

1 Form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1 of Amerada Hess Corporation's Form S-3, Registration No. 333-79317).

4 Form of Indenture including form of Note (incorporated by reference to Exhibit 4 of Amerada Hess Corporation's Form S-3, Registration No. 333-79317).

5              Opinion of White & Case LLP.

12             Statement re Computation of Ratios.

23.1           Consent of Ernst & Young, LLP, Independent Auditors.

23.2           Consent of White & Case LLP (included in Exhibit 5).

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as trustee under the Indenture.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the debt securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the debt securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the debt securities offered herein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the debt securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 20, 2001.



                                       AMERADA HESS CORPORATION



                                       By:  /s/ John Y. Schreyer
                                           -------------------------------------
                                           Name:   John Y. Schreyer
                                           Title:  Executive Vice President and
                                                   Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of John B. Hess, J. Barclay Collins II and John Y. Schreyer as attorney-in-fact, to sign in his or her name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that the said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.



SIGNATURE                                          TITLE                                  DATE
 /s/ John B. Hess                            Director, Chairman of                  July 20, 2001
------------------------------                   the Board and
        (John B. Hess)                      Chief Executive Officer
                                         (Principal Executive Officer)


 /s/ W.S.H. Laidlaw                      Director, President and Chief             July 20, 2001
------------------------------                 Operating Officer
       (W.S.H. Laidlaw)



 /s/ Nicholas F. Brady
------------------------------                     Director                        July 20,  2001
      (Nicholas F. Brady)

                                      II-4


 /s/ J. Barclay Collins II                   Director, Executive Vice President    July 20, 2001
------------------------------               and General Counsel
     (J. Barclay Collins II)



 /s/ Peter S. Hadley                               Director                        July 20, 2001
------------------------------
       (Peter S. Hadley)


 /s/ Edith E. Holiday                              Director                        July 20, 2001
------------------------------
       (Edith E. Holiday)


 /s/ William R. Johnson                            Director                        July 20, 2001
------------------------------
      (William R. Johnson)

                                                   Director                        July ____, 2001
------------------------
       (Thomas H. Kean)


 /s/ Frank A. Olson                                Director                        July 20, 2001
------------------------------
        (Frank A. Olson)


 /s/ Roger B. Oresman                              Director                        July 20, 2001
------------------------------
       (Roger B. Oresman)


 /s/ John Y. Schreyer                      Director, Executive Vice                July 20, 2001
------------------------------                   President and
      (John Y. Schreyer)                   Chief Financial Officer
                                           (Principal Accounting and
                                              Financial Officer)

                                                   Director                        July ____, 2001
------------------------
      (William I. Spencer)


 /s/ Robert N. Wilson                              Director                        July 20, 2001
------------------------------
       (Robert N. Wilson)


 /s/ Robert F. Wright                              Director                        July 20, 2001
------------------------------
       (Robert F. Wright)

                                  EXHIBIT INDEX



Exhibit No.                                 Exhibit
-----------                                 -------


1 Form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1 of Amerada Hess Corporation's Form S-3, Registration No. 333-79317).

4 Form of Indenture including form of Note (incorporated by reference to Exhibit 4 of Amerada Hess Corporation's Form S-3, Registration No. 333-79317).

5              Opinion of White & Case LLP.

12             Statement re Computation of Ratios.

23.1           Consent of Ernst & Young, LLP, Independent Auditors.

23.2           Consent of White & Case LLP (included in Exhibit 5).

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as trustee under the Indenture.